THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Life Variable Annuity Account N

Lincoln Level Advantage® B-Class Indexed Variable Annuity
Lincoln Level Advantage® Advisory Class Indexed Variable Annuity

Supplement dated September 3, 2020 to the Prospectus dated August 17, 2020

This supplement to your Lincoln Level Advantage® B-Class or Advisory Class Indexed Variable Annuity prospectus describes the addition of new investment options. It is for informational purposes and requires no action on your part. All other provisions in your prospectus remain unchanged.

The Indexed Accounts listed below will be available on new contracts beginning September 14, 2020 (or November 16, 2020 for existing contractowners). These accounts will offer a 6-year Indexed Term, a 20% Protection Level, and a Performance Cap.  You can find complete details about Indexed Terms, Protection Levels and Performance Caps in your prospectus.

Investments of the Indexed Accounts

6-Year Performance Cap Indexed Account with Protection Level
•	S&P 500® Cap, 20% Protection
•	Russell 2000® Cap, 20% Protection
•	Capital Strength Net Fee IndexSM Cap, 20% Protection

Interim Value - The following examples demonstrate how the Interim Value is calculated in different scenarios for a 6-Year Indexed Segment with Performance Cap and without Annual Locks.

	6 Year	6 Year
Indexed Term length ………………………………………………………….	72 months	72 months
Months since Indexed Term Start Date …………………………………….	69	15
Indexed Crediting Base ………………………………………………………	$1,000	$1,000
Protection Level ……………………………………………………………….	10%	10%
Performance Cap ……………………………………………………………..	82%	82%
Months to End Date …………………………………………………………..	3	57

Change in Index Value is -30%	6 Year	6 Year
1. Fair Value of the Indexed Crediting Base…. ……………………………	$997	$937
2. Fair Value of Replicating Portfolio of Options…………………………..	$(197)	$(165)
A. Sum of 1 + 2 ……………………………………………………………..	$800	$771
B. Application of pro-rated Cap ………………………………...………....	$1,786	$1,171
Account Interim Value = Minimum of A and B …………………………..	$800	$771

Change in Index Value is -10%	6 Year	6 Year
1. Fair Value of the Indexed Crediting Base…. ……………………………	$997	$937
2. Fair Value of Replicating Portfolio of Options…………………….……..	$(20)	$(5)
A. Sum of 1 + 2 ………………………………………………………...……..	$977	$932
B. Application of pro-rated Cap ……………………………….....………....	$1,786	$1,171
Account Interim Value = Minimum of A and B ……………..……………..	$977	$932

Change in Index Value is 20%	6 Year	6 Year
1. Fair Value of the Indexed Crediting Base…. ……………………………	$997	$937
2. Fair Value of Replicating Portfolio of Options…………………………..	$203	$231
A. Sum of 1 + 2 ………………………………………………..……………..	$1,200	$1,167
B. Application of pro-rated Cap …………………………..……...………....	$1,786	$1,171
Account Interim Value = Minimum of A and B …………..………………..	$1,200	$1,167

Change in Index Value is 40%	6 Year	6 Year
1. Fair Value of the Indexed Crediting Base…. ……………………………	$997	$937
2. Fair Value of Replicating Portfolio of Options…………………………..	$401	$353
A. Sum of 1 + 2 ………………………………………………..……………..	$1,398	$1,289
B. Application of pro-rated Cap ………………………………......………....	$1,786	$1,171
Account Interim Value = Minimum of A and B …………………………..	$1,398	$1,171

Please retain this supplement with your prospectus for future reference.